EX-FILING FEES

Calculation of Filing Fee Tables

FORM SC TO-I

(Form Type)

Keystone Private Income Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Transaction Value

	Transaction Valuation		Fee rate	Amount of Filing Fee
Fees to Be Paid	$45,800,000	(1)	$0.00011020	$5,047.16
Fees Previously Paid
Total Transaction Valuation	$45,800,000
Total Fees Due for Filing				$5,047.16
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due				$5,047.16

(1)	Estimated for purposes of calculating the amount of the filing fee only. The amount is based upon the offer to purchase up to 13,948 Class D Shares, 66,653 Class Y Shares, 33,929 Class I Shares, and 341,226 Class Z Shares (approximately 5.00% of the net assets of the Fund as of May 31, 2023) based on a net asset value per Class D Share, Class Y Share, Class I Share, and Class Z Share as of close of business on May 31, 2023 of $100.37, $100.52, $100.21 and $100.52, respectively.

Table 2 - Fee Offset Claims and Sources(2)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source
Fee Offset Claims
Fee Offset Sources

(2)	Not applicable.